Exhibit 10(j)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of January, 2011, by and between BLOUNT INTERNATIONAL, INC., a Delaware corporation (the “Company”), and RICHARD H. IRVING, III (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into an Amended and Restated Employment Agreement, dated as of July 14, 2008 (such Agreement is hereinafter referred to as the “Prior Employment Agreement”), providing for Executive’s employment by the Company and specifying the terms and conditions of such employment; and

WHEREAS, the parties now desire to amend the Prior Employment Agreement in a number of respects as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1. Effective Date.

This Agreement shall be effective as of January 1, 2011 (“Effective Date”) and this Agreement shall terminate as hereinafter provided.

2. Employment and Term.

(a) Subject to the terms and conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment as Senior Vice President, General Counsel and Secretary of the Company and shall have such responsibilities, duties and authority that are consistent with such position as may be from time to time assigned to Executive by the Chief Executive Officer and the Board of Directors of the Company (“Board”), provided that during the Term the Company may promote or hire a replacement for Executive for purposes of transitioning all or part of his duties and responsibilities. Executive agrees diligently to assist in such transition of duties and responsibilities and the Company agrees to maintain Executive’s current position during the transition. Executive agrees that during the Term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties and responsibilities for the Company.

(b) Unless earlier terminated as provided herein, Executive’s employment under this Amended and Restated Employment Agreement shall commence on the Effective Date and shall end on December 31, 2011 (the “Term”), provided that the parties may agree in writing to extend this Agreement. If Executive’s employment is terminated by the Company or if Executive terminates his employment prior to the end of the Term, his rights will be determined in accordance with Section 5 of this Agreement.

3. Compensation and Benefits. As compensation for his services during the Term of this Agreement, Executive shall be paid and receive the amounts and benefits set forth in subsections (a) through (f) below:

(a) An annual base salary (“Base Salary”) of Three Hundred Sixty-Five Thousand Dollars ($365,000) prorated for any partial year of employment. Executive’s salary shall be payable in substantially equal installments on a bi-monthly basis, or in accordance with the Company’s regular payroll practices in effect from time to time for executive officers of the Company.

(b) Executive shall be eligible to participate in the Executive Management Annual Incentive Program (“Incentive Program”). The Board, a committee of the Board or the Chief Executive Officer will establish performance goals for Executive under the Incentive Program. Executive’s annual Target Bonus shall be 50% of Base Salary; the maximum award for exceeding the performance goals shall be 100% of Base Salary. The annual incentive bonus payable under this subsection (b) shall be payable as a lump sum at the same time bonuses are paid to other senior executives.

(c) Except as provided in Sections 3(d) and 3(e), Executive shall be entitled to participate in, or receive benefits under, any “employee benefit plan” (as defined in Section 3(3) of ERISA) or employee benefit arrangement made generally available by the Company to its executive officers, including plans providing retirement, 401(k) benefits (including the Savings Plus benefit), deferred compensation, health care (including Exec-U-Care), life insurance (including the Executive Life Insurance Program), disability (including the Corporate Office Long-Term Disability Plan) and similar benefits.

(d) Executive will not be eligible to receive an equity grant or award for the 2011 fiscal year under the Company’s 2006 Equity Incentive Plan (“2006 Equity Plan”). If Executive remains employed until December 31, 2011 or if Executive’s employment is terminated prior to December 31, 2011, under conditions that entitle Executive to severance pay and benefits under Section 5, any outstanding stock options, SARs, restricted stock, RSUs and other equity awards granted to Executive under the 2006 Equity Plan or other equity plans that are unvested at the time of Executive’s termination (the “Unvested Awards”) shall become fully vested and immediately exercisable as of the earlier of December 31, 2011 or Executive’s date of termination. Executive’s outstanding equity awards are hereby amended to reflect the provisions of this Section 3(d) and the Company agrees to execute such amendments to the equity awards as may be necessary to fully effectuate this Section 3(d). In all other termination events (namely, Executive’s termination of his employment for other than Good Reason following a Change in Control, the Company’s termination of Executive’s employment for Cause, or Employee’s death or Disability), all Unvested Awards shall cease and terminate as of the Date of Termination.

(e) On or about August 15, 2002, Executive was paid in a lump sum a 100% vested benefit under the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan (“SERP”) and the Blount International, Inc. Supplemental Executive Retirement Plan for Richard H. Irving, III (“Individual SERP”). Commencing August 1, 2004, Executive was again eligible to participate in the SERP (but Executive acknowledges that such SERP was frozen as of December 31, 2006). Any benefit to which Executive is entitled under the SERP will be calculated using his total years of benefit service while the SERP was in effect and will be reduced in an equitable manner by the SERP benefit (but not the Individual SERP benefit) previously paid to Executive in August, 2002.

(f) Executive will be entitled to five (5) weeks vacation during 2011. Executive will be provided an annual physical examination and a financial/tax consultant for personal financial and tax planning. Executive will be promptly reimbursed by the Company for all reasonable business expenses he incurs in carrying out his duties and responsibilities under this Agreement. If any of the perquisite amounts provided to Executive pursuant to this subsection (f) are subject to federal, state or local income taxes, Executive will be provided an appropriate tax gross-up on such amounts.

(g) Upon the later of his termination of employment for any reason or the end of the Severance Period during which he is receiving healthcare benefits pursuant to Section 5, Executive and his dependents shall be entitled to receive coverage under the Company’s retiree healthcare plan. Executive and his dependents shall be 100% vested in their rights to receive coverage under the Company’s retiree healthcare plan. If the Company terminates its retiree healthcare coverage in the future, Executive and his dependents shall be entitled to continue to receive retiree healthcare coverage from the Company on the same basis as it was being provided to them on the date prior to the date the Company terminated such coverage for other employees. The Executive’s and his dependents’ entitlement to retiree healthcare coverage shall terminate upon the later of: (i) the death of the Executive, or (ii) the death of his spouse.

4. Confidentiality and Noncompetition.

(a) Executive acknowledges that, prior to and during the Term of this Agreement, the Company has furnished and will furnish to Executive Confidential Information which could be used by Executive on behalf of a competitor of the Company to the Company’s substantial detriment. Moreover, the parties recognize that Executive during the course of his employment with the Company may develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section are reasonably necessary to protect the Company’s legitimate business interests and good will.

(b) Executive agrees that he shall protect the Company’s Confidential Information and shall not disclose to any Person, or otherwise use, except in connection with his duties performed in accordance with this Agreement, any Confidential Information at any time, including following the termination of his employment with the Company for any reason; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests. Executive’s obligations under this Section 4(b) shall survive any expiration or termination of this Agreement for any reason, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the Board.

(c) Upon the termination or expiration of his employment hereunder, Executive agrees to deliver promptly to the Company all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents supplied to or created by him in connection with his employment hereunder (including all copies of the foregoing) in his possession or control, and all of the Company’s equipment and other materials in his possession or control. Executive’s obligations under this Section 4(c) shall survive any expiration or termination of this Agreement.

(d) Upon the termination or expiration of his employment under this Agreement, Executive agrees that for a period of one (1) year from his date of termination or until the end of the period for which he is entitled to receive compensation under Section 5.1(a) below, whichever is longer, he shall not (i) be employed by or provide services to any company or business engaged in the design, manufacture, marketing or sale of any products similar to those produced or offered by the Company or its affiliates in the geographic area of North America, provided that this noncompetition restriction shall in no event extend longer than two years from Executive’s Date of Termination, (ii) divert or attempt to divert any person, concern or entity which is furnished products or services by the Company from doing business with the Company or otherwise change its relationship with the Company, or (iii) solicit, lure or attempt to hire away any of the employees of the Company with whom the Executive interacted directly or indirectly while employed with the Company.

(e) Executive acknowledges that if he breaches or threatens to breach this Section 4, his actions may cause irreparable harm and damage to the Company which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach this Section 4, the Company shall be entitled to seek injunctive relief, in addition to any other rights or remedies of the Company. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Executive’s agreement under this Section 4(e).

5. Termination.

5.1 By Executive. Executive shall have the right to terminate his employment hereunder at any time by Notice of Termination (as described in Section 7). If Executive terminates his employment because (i) the Company has materially breached this Agreement, and such breach has not been cured within thirty (30) days after written notice of such breach is given by Executive to the Company, provided that it shall not be a breach of this Agreement for the Company to promote or hire a replacement for Executive during the Term for purposes of providing a transition of all or part of Executive’s duties and responsibilities so long as the Company continues to provide Executive with the compensation and benefits set forth in Section 3; or (ii) Executive terminates his employment following a Change in Control (as defined in the 2006 Equity Plan) for Good Reason (as defined in Section 6.4), Executive shall be entitled to receive the compensation and benefits set forth in subsections (a) through (g) below. If Executive terminates his employment other than pursuant to clauses (i) or (ii)

of this Section 5.1, the Company’s obligations under this Agreement shall cease as of the date of such termination. Unless specified otherwise, the time periods in (a) through (g) below shall be the 6-month period, commencing on Executive’s Date of Termination (such time period is hereinafter referred to as the “Severance Period”). The Company agrees that if Executive terminates employment and is entitled to compensation and benefits under this Section 5.1, he shall not be required to mitigate damages by seeking other employment, nor shall any amount he earns reduce the amount payable by the Company hereunder.

(a) Base Salary - Executive will receive a lump sum payment equal to six (6) months of his Base Salary as then in effect (subject to withholding of all applicable taxes), to be paid in a lump sum not later than 30 days after his termination of employment.

(b) Bonuses and Incentives Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall be payable on the date such amounts are payable to other executives and Executive’s termination shall not affect the payment of such bonus. Executive shall receive a prorated bonus for any uncompleted fiscal year at the date of termination equal to the average of the bonuses earned by him for the two fiscal years in which bonuses were paid immediately preceding the year of termination multiplied by a fraction equal to the number of days that he was employed during such fiscal year divided by 365, provided, that, for this purpose Executive shall be assumed to have been employed for at least 180 days during such fiscal year. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment.

(c) Health and Life Insurance Coverage - The health care coverage (including Exec-U-Care) and group term life insurance coverage provided to Executive at his date of termination shall be continued for the Severance Period at the same level and in the same manner as then provided to actively employed executive participants as if his employment under this Agreement had not terminated. Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance. If the terms of the life insurance coverage referred to in this subsection (c), or the laws applicable to such life insurance coverage, do not permit continued participation by Executive, then the Company will arrange for other life insurance coverage at its expense providing substantially similar benefits (even if the costs of such coverage are higher than if Executive had remained in the Company plan).

If the terms of the healthcare benefits program referred to in this subsection (c) do not permit continued participation by Executive as required by this subsection or if the healthcare benefits to be provided to Executive and his dependents pursuant to this subsection (c) cannot be provided in a manner such that the benefit payments will continue to be tax-free to Executive and his dependents, then the

Company shall (i) pay to Executive within five (5) days after Executive’s date of termination a lump sum amount equal to the monthly rate for COBRA coverage at Executive’s termination date that is then being paid by former active employees for the level of coverage that applies to Executive and his dependents, minus the amount active employees are then paying for such coverage, multiplied by the number of months in the Severance Period (plus a gross-up on the lump sum amount determined under this subsection (c)), and (ii) permit Executive and his dependents to elect to participate in the healthcare plan for the length of the Severance Period upon payment of the applicable rate for COBRA coverage during the Severance Period.

(d) Employee Retirement Plans - Executive’s participation in the Blount 401(k) Plan and Blount Excess 401(k) Plan shall continue for the Severance Period, the compensation payable to Executive under (a) and (b) above shall be treated (unless otherwise excluded) as compensation under the plan as if it were paid on a monthly basis. For purposes of the Blount 401(k) Plan and the Blount Excess 401(k) Plan, he will receive an amount equal to the Company’s contributions to the plans, as though Executive had participated in such plans at the maximum permissible contributions level and the Company had continued to make Matching Contributions and Savings Plus Contributions to such plans for the Severance Period. The Company shall pay to Executive or, if applicable, his beneficiary a supplemental benefit equal to the amount (calculated as provided in the plan) of the excess of (i) the benefit Executive would have been paid under such plan if he had continued to be covered for the Severance Period (less any amounts Executive would have been required to contribute), over (ii) the benefit actually payable under such plan. The Company shall pay such additional amount in a lump sum within 30 days of his termination of employment.

(e) Effect of Lump Sum Payment. The lump sum payment under (a) or (b) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in this section. The lump sum payments under subsections (a), (b), (c) and (d) above are intended to satisfy the “short-term deferral exception” of Section 409A of the Code; provided that, if such exception does not apply, the provisions of Section 4.4, including the provisions relating to the delay in payments to “key employees”, shall apply.

(f) Stock Options And Other Equity Awards. As of Executive’s Date of Termination, any outstanding stock options and other equity awards granted to Executive by the Company shall become vested as provided in the agreements for such stock options and equity awards (taking into account the provisions of Section 3(d)) and shall remain exercisable as provided in the agreements for such stock options and equity awards.

(g) Executive Life Insurance Program. During the Severance Period, the Company will continue to pay the premiums on Executive’s policy under the Executive Life Insurance Program.

5.2 By Company. The Company shall have the right to terminate Executive’s employment under this Agreement at any time during the Term by Notice of Termination (as described in Section 7). If the Company terminates Executive’s employment under this Agreement (i) for Cause, as defined in Section 6.1, (ii) if

Executive becomes Disabled, or (iii) upon Executive’s death, the Company’s obligations under this Agreement shall cease as of the date of termination; provided, however, that Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement or other plan or program maintained by the Company. If the Company terminates Executive during the Term of this Agreement other than pursuant to clauses (i) through (iii) of this Section 5.2, Executive shall be entitled to receive the compensation and benefits provided in subsections (a) through (g) of Section 5.1 above for the Severance Period (as defined in Section 5.1), and subject to the provisions (including the nonmitigation provision) and limitations therein.

5.3 Section 409A Compliance. This Agreement shall at all times be interpreted and operated in good faith compliance in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A or otherwise results in adverse tax consequences to either Executive or the Company under Section 409A. Any provision in this Agreement that is determined to violate the requirements of Section 409A or otherwise to result in adverse tax consequences to either Executive or the Company under Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth. The Company shall have the authority to delay the commencement of all or a part of the payments to Executive under this Section 5 if Executive is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the date of Executive’s termination of employment (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent (but only to the extent) such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and Executive agree to take into account any transitional rules and exemption rules available under Section 409A.

6. Definitions. For purposes of this Agreement the following terms shall have the meanings specified below:

6.1 “Cause”. The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

(a) If the termination shall have been the result of an act or acts by Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

(b) If the termination shall have been the result of an act or acts by Executive which are in the good faith judgment of the Board to be in violation of law or of policies of the Company and which result in demonstrably material injury to the Company;

(c) If the termination shall have been the result of an act or acts of proven dishonesty by Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Executive at the expense of the Company; or

(d) Upon the willful and continued failure by the Executive substantially to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties.

With respect to clauses (b), (c) or (d) above of this Section, Executive shall not be deemed to have been involuntarily terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in clauses (b), (c) or (d) and specifying the particulars thereof in detail. For purposes of this Agreement, no act or failure to act by Executive shall be deemed to be “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company.

6.2 “Confidential Information”. All technical, business, and other information relating to the business of the Company or its subsidiaries or affiliates, including, without limitation, technical or nontechnical data, formulae, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information which does not constitute a trade secret under applicable law two years after any expiration or termination of this Agreement.

6.3 “Disability” or “Disabled”. Executive’s inability as a result of physical or mental incapacity, with reasonable accommodation, to substantially perform his duties for the Company on a full-time basis for a period of six (6) months.

6.4 “Good Reason”. A “Good Reason” for termination by Executive of Executive’s employment shall mean the occurrence during the Term (without the Executive’s express written consent) of any one of the acts by the Company, or failures by the Company to act, set forth in (a) through (e) below, and satisfaction of the following conditions: (i) Executive provides notice to the Company of such Good

Reason condition within 90 days of its initial existence, (ii) the Company is given 30 days to remedy the Good Reason condition and fails to do so, and (iii) Executive terminates employment before December 31, 2011. For purposes of this Agreement, the Good Reason conditions are as follows:

(a) a material adverse change in the nature or status of Executive’s job responsibilities from those set forth in Section 2(a) above, provided, however, that it shall not constitute a Good Reason for termination by Executive nor a breach of this Agreement for the Company to promote or hire a replacement for Executive during the Term for purposes of providing a transition of all or part of Executive’s duties and responsibilities so long as the Company continues to provide Executive with the compensation and benefits set forth in Section 3;

the relocation of the Company’s principal executive offices to a location more than fifty (50) miles from Portland, Oregon or the Company’s requiring Executive to be based anywhere other than the Company’s principal executive offices, except for reasonably required travel on the Company’s business;

(b) a material reduction by the Company in Executive’s Base Salary as in effect on the date hereof or as the same my be increased from time to time, except in connection with an across-the-board pay reduction for executives of similar status;

(c) a material reduction by the Company in the compensation and benefits provided in the aggregate to Executive on the date hereof under the Company’s 401(k), deferred compensation, incentive compensation, life insurance, health care, AD&D, and disability plans, except in connection with an across-the-board reduction that impacts executives at Executive’s level generally;

(d) the failure by the Company to obtain a successor’s consent to be bound by the Agreement as provided in Section 9.1; or

(e) any purported termination of Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7 (for purposes of this Agreement, no such purported termination shall be effective).

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

7. Termination Procedures.

During the Term of this Agreement, any purported termination of Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10. A Notice of Termination for Cause shall specifically identify the basis therefor as described in Section 6.1. The “Date of Termination,” with respect to any purported termination of Executive’s employment during the Term of this Agreement, shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

8. Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company.

9. Successors; Binding Agreement.

9.1 In addition to any obligations imposed by law upon any successor to, or transferor of, the Company, the Company will require any successor to, or transferor of, all or substantially all of the business and/or assets of the Company or stock of the Company (whether direct or indirect, by purchase, merger, reorganization, liquidation, consolidation or otherwise) to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall constitute the basis for Executive to terminate his employment for Good Reason during the 90-day period after succession and to receive the compensation and benefits provided in Section 4.1, above.

9.2 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and by the Company’s successors and assigns. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive’s estate.

10. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company	Blount International, Inc. 4909 SE International Way Portland, OR 97222 ATTN: Chief Executive Officer

To the Executive:	Richard H. Irving, III [Address Removed] With a copy to: Kilpatrick Townsend LLP ATTN: William J. Vesely, Jr. Suite 2800 1100 Peachtree Street Atlanta, GA 30309-4530

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

11. Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

12. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

13. Indemnification. During the Term of this Agreement and after Executive’s termination, the Company shall indemnify Executive and hold Executive harmless from and against any claim, loss or cause of action arising from or out of Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Executive serves at the Company’s request, in each case to the maximum extent permitted by law and under the Company’s Articles of Incorporation and By-Laws (the “Governing Documents”), provided that in no event shall the protection afforded to Executive hereunder be less than that afforded under the Governing Documents as in effect on the date of this Agreement except from changes mandated by law. During the Term and after Executive’s termination, Executive shall be covered by any policy of directors and officers liability insurance maintained by the Company for the benefit of its officers and directors.

14. Amendments; Governing Law. This Agreement may be amended or modified only by a writing signed by both parties hereto. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

15. Arbitration of Disputes; Expenses. All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive’s claim has been denied. Unless prohibited by applicable law, any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon, in accordance with the employment arbitration rules of the American Arbitration Association then in effect. To the extent administratively practicable, the Company and the Executive agree to select an arbitrator who is an attorney with experience in employment law disputes. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any material rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay Executive’s reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator. If applicable, the Executive’s reasonable legal fees and expenses shall be paid within thirty (30) days of Executive’s submission of the invoices for such amounts. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute.

16. Entire Agreement. This Agreement represents the entire agreement between the parties, and supersedes all other prior or contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter hereof (expressly including the Prior Employment Agreement), which prior and contemporaneous agreements and understandings are null, void and of no further force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the day and year first above written, to be effective as of the Effective Date.

EXECUTIVE:
/s/ Richard H. Irving, III
RICHARD H. IRVING, III

COMPANY:

BLOUNT INTERNATIONAL, INC.

By:	Josh Collins
JOSH COLLINS